Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Gilat Satellite Networks Ltd. for the registration of ordinary shares, warrants, debt securities, subscription rights, units or any combination of such securities and to the incorporation by reference therein of our reports dated March 27, 2025 (except for the change in segment reporting disclosed in Notes 1(f), 7, and 15, as to which the date is August 28, 2025), with respect to the consolidated financial statements of Gilat Satellite Networks Ltd. and the effectiveness of internal control over financial reporting of Gilat Satellite Networks Ltd., included in Gilat Satellite Networks Ltd.'s Current Report on Form 6-K dated August 28, 2025, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel August 28, 2025	/s/ KOST, FORER, GABBAY & KASIERER A member of EY Global

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Gilat Satellite Networks Ltd. for the registration of its ordinary shares, warrants, debt securities, subscription rights, units or any combination of such securities and to the incorporation by reference therein of our report dated August 28, 2025, with respect to the consolidated financial statements of Stellar Blu Solutions LLC included  in Gilat Satellite Networks Ltd.’s Current Report on Form 6-K dated August 28, 2025, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ KOST, FORER, GABBAY & KASIERER
August 28, 2025	A Member of EY Global